Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: John A. Schissel, 415.445.3709
Media Contact: Thomas E. Mierzwinski, 415.445.6525

FOR IMMEDIATE RELEASE

BRE PROPERTIES ANNOUNCES CLOSING OF COMMON STOCK OFFERING

April 7, 2010 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today announced the closing of its previously disclosed public offering of 8,050,000 shares of its common stock, including the exercise in full of the underwriters’ over-allotment option for 1,050,000 shares on April 1, 2010, at a price of $34.25 per share.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BRE Properties

BRE Properties, Inc. is a self-administered equity real estate investment trust, or REIT, focused on the acquisition, development and management of multifamily apartment communities in eight metropolitan markets of the Western United States. At December 31, 2009, our multifamily portfolio had real estate assets with a net book value of approximately $2.9 billion, which included: 73 wholly or majority owned stabilized multifamily communities, aggregating 21,245 units in California, Washington and Arizona; interests in 13 stabilized multifamily communities owned through joint ventures comprised of 4,080 apartment units; and six apartment communities in various stages of construction and development. BRE Properties, Inc. is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index.

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BRE Properties, Inc.  —  525 Market Street, 4th Floor  —  San Francisco, CA 94105  —  Fax: 415.445.6505